[ORTHOFIX logo]

Contacts:
Charles W. Federico, Group President and CEO, Orthofix International, N.V., 704/948-2600
Thomas Hein, CFO, Orthofix International, N.V., 704/948-2600


                   ORTHOFIX ANNOUNCES THAT FIRST-QUARTER SALES
                             EXCEEDED GUIDANCE RANGE

                 COMPANY ALSO REACHES AGREEMENT WITH STRYKER TO
                   CONCLUDE `BONE SOURCE' LICENSING AGREEMENT

HUNTERSVILLE, N.C., April 11, 2005 - Orthofix International NV (NASDAQ: OFIX) today announced that first-quarter sales will exceed its guidance range of $73 million to $75 million. The Company stated that it expects to report first-quarter sales of between $77 million and $78 million. The Company attributed strong first-quarter sales to a significant increase in the year-over-year growth rate of its spinal stimulation product family, most notably for the Cervical-Stim(R) device that was approved by the FDA in December 2004 and has begun selling in the first quarter 2005. The Company will release detailed sales results with its first -quarter earnings release scheduled for April 28, 2005.

"We are extremely pleased with the better-than-expected sales growth associated with our spinal stimulation product family," said Charles Federico, Group President and Chief Executive Officer of Orthofix.

In addition, Orthofix announced that it has reached an agreement with Stryker to conclude, on mutually agreeable terms, the 1998 Assignment Agreement between subsidiaries of the two companies for the manufacture and marketing of "Bone Source" Bone Void Filler. Stryker will retain all rights assigned to it under the original agreement and will have no further obligation to make royalty payments to Orthofix for use of product patents or trademarks. However, Orthofix will retain all payments previously made by Stryker, including an initial prepaid royalty payment of $2.4 million currently on Orthofix's balance sheet. Orthofix expects to reverse the prepaid royalty and consequently record the $2.4 million (approximately $1.5 million after tax, or $0.09 per share) as a one-time item to `Other Income' in March. Beyond this one-time entry, the conclusion of the `Bone Source' agreement between Orthofix and Stryker has no material impact on current or ongoing financial results. Royalties from `Bone Source' were $275,000 in 2004, and were $89,000 in the first quarter of 2005.

About Orthofix International, N.V.
----------------------------------
Orthofix international N.V., a global diversified orthopedic products company, offers a broad line of minimally invasive surgical, as well as non-surgical, products for the spine, reconstruction, and trauma market sectors that address the lifelong bone-and-joint health needs of patients of all ages--helping them achieve a more active and mobile lifestyle. Orthofix's products are widely distributed around the world to orthopedic surgeons and patients--via Orthofix's sales representatives and its subsidiaries, including Breg, Inc., and via partnerships with other leading orthopedic product companies, such as Medtronic Sofamor Danek and Kendall Healthcare. In addition, Orthofix is collaborating in R&D partnerships with leading medical institutions such as the Orthopedic Research and Education Foundation, the Cleveland


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Clinic Foundation, Innovative Spinal Technologies and National Osteoporosis
Institute. For more information about Orthofix, please visit www.orthofix.com.
                             ----------------


Forward-Looking Statements
--------------------------
This news release contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix, and are based on management's current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to the integration of the businesses of Orthofix and Breg, unanticipated expenditures, changing relationship with customers, suppliers and strategic partners, risks relating to the protection of intellectual property, changes to the reimbursement policies of third parties, changes to governmental regulation of medical devices, the impact of competitive products, changes to the competitive environment, the acceptance of new products in the market, conditions of the orthopedic industry and the economy and other factors described in the most recent report on Form 10-K and other periodic reports filed by Orthofix with the Securities and Exchange Commission.

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